Exhibit 99.1

Ophthalmic Imaging Systems to Present at Informed Investors Forum Biotech, Healthcare & Pharma Virtual Conference on October 13

SACRAMENTO, CA-- Ophthalmic Imaging Systems (OIS) (OTC/BB:OISI), a leading digital imaging and informatics company, today announced that management will present a Company overview during Precision IR's Informed Investors Forum Biotech, Healthcare & Pharma Virtual Conference. The webcast presentation will be available Wednesday, October 13 at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) by visiting the Company's website at www.oisi.com. An archive of the presentation will be available on the Company website for 90 days.

"Given our many recent developments, we believe OIS is well positioned for growth," said Chief Executive Officer Gil Allon. "In the rapidly growing informatics industry, we provide integrated solutions in the eye care field as well as other medical specialties. Additionally, we are pleased with the initial reception to OIS EyeScan™ following its commercial launch in the first quarter of this year. OIS EyeScan is the only portable and modular device capable of imaging both the anterior and posterior of the eye. We believe these features will support its adoption by optometrists in the U.S. as well as serve the needs of eye care providers in international markets."

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems. The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market. With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies. Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN, orthopedic and primary care physicians. The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

Contact:

Contacts:
Gil Allon
CEO
Ariel Shenhar
CFO
(916) 646-2020
Investor Relations
Jody Cain
Lippert/Heilshorn & Associates
(310) 691-7100
Ophthalmic Imaging Systems